Exhibit 21.1


                             Flotek Industries, Inc.
                              List of Subsidiaries


Chemical & Equipment Specialties, Inc.
Oklahoma Corporation

Esses, Inc.
Oklahoma Corporation

Plainsman Technology, Inc.
Oklahoma Corporation

Neal's Technology, Inc.
Oklahoma Corporation

Material Translogistics, Inc.
Texas Corporation

Padko International, Inc.
Oklahoma Corporation

Petrovalve International, Inc.
Alberta Corporation

Petrovalve, Inc.
Delaware Corporation

USA Petrovalve, Inc.
Texas Corporation

Turbeco, Inc.
Texas Corporation

Trinity Tool, Inc.
Texas Corporation

Petrovalve Int'l (Barbados) Inc.
Barbados Corporation